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                                                                     Exhibit 5.1

                                August 22, 2000

Photoelectron Corporation
5 Forbes Road
Lexington, MA 02421

Ladies and Gentlemen:

   This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,926,126 shares of Common Stock, $.01 par value (the "Shares"), of Photoelectron Corporation, a Massachusetts corporation (the "Company"). The Shares are to be sold by certain selling stockholders of the Company.

   We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares to be offered by the Selling Stockholders are duly authorized, were validly issued, and are nonassessable.

   It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Goulston & Storrs, P.C.